Exhibit 99.3

Chembio Awarded CDC Contract for Zika, Dengue, and Chikungunya
Surveillance Testing in India, Peru, Guatemala and Haiti

MEDFORD, NY, September 28, 2016 – Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, today announced that the Company has been awarded a $330,000 contract by the U.S. Centers for Disease Control and Prevention (CDC) for the purchase of POC surveillance diagnostic assays for Zika, Dengue and Chikungunya. Under the terms of the 12-month contract, Chembio will provide its DPP® Zika IgM/IgG Assay, DPP® Zika/Chikungunya/Dengue IgM/IgG Combination Assay, and DPP® Micro Reader to the CDC, for a surveillance testing pilot program in India, Peru, Guatemala and Haiti.

The Company's DPP® Zika IgM/IgG and DPP® Zika/Chikungunya/Dengue IgM/IgG Combination Assays detect antibodies using a tiny (10uL) drop of blood from the fingertip and provide quantitative results in 15 minutes, using Chembio's patented DPP® technology platform and handheld, battery-operated DPP® Micro Reader.

John Sperzel, Chembio's Chief Executive Officer, commented, "We are thrilled that CDC has chosen Chembio as a partner in the fight against the Zika virus, and we look forward to deploying our DPP® Zika IgM/IgG Assay, DPP® Zika/Chikungunya/Dengue IgM/IgG Combination Assay and DPP® Micro Reader in India, Peru, Guatemala and Haiti. Collectively, these four countries represent a population of nearly 1.4 billion that is experiencing local transmission of one or more of these mosquito-borne viruses. We believe this pilot program will demonstrate the ability of our DPP® assays to discriminate among the viruses, identify co-infected patients, and limit the spread of these serious, life-threatening diseases."

Zika virus is a mosquito-borne virus that was first identified in Uganda in 1947. While there are cases of sexual transmission of the Zika virus, it is believed that the virus is primarily transmitted to humans through the bite of an infected mosquito from the Aedes genus, Aedes aegypti and Aedes albopictus, the same mosquitos that transmit Dengue, Chikungunya and Yellow Fever. In January 2016, the Centers for Disease Control and Prevention (CDC) activated its Emergency Operations Center (EOC) to respond both to outbreaks of Zika occurring in the Americas and to increased reports of microcephaly and Guillain-Barré syndrome in areas affected by Zika. In February 2016, the World Health Organization (WHO) declared a Public Health Emergency of International Concern (PHEIC) because of clusters of microcephaly and other neurological disorders in some areas affected by Zika. Since 2015, Zika outbreaks have been recorded in approximately 60 countries and territories, with symptoms similar to other arbovirus infections such as dengue.  Those symptoms include fever, skin rashes, conjunctivitis, muscle and joint pain, malaise and headache.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets each of its DPP® HIV 1/2 Assay, HIV 1/2 STAT-PAK® Assay, and SURE CHECK® HIV 1/2 Assay, with these Chembio brand names, in the U.S. and internationally both directly and through third-party distributors.  The Company's SURE CHECK® HIV 1/2 Assay previously has been exclusively sold in the U.S. as Clearview® Complete HIV 1/2 Assay.

Chembio has developed a patented point-of-care (POC) test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.

Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com